Exhibit (j)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Schedule TO of our report dated October 6, 2009, relating to the balance sheet of Crescent River Agriculture LLC as of August 31, 2009.

/s/ GHP HORWATH, P.C.

Denver, Colorado

October 6, 2009